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                                                                      EXHIBIT 11

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Douglas R. Harrington, Jr.
        Chief Financial Officer
        281/925-3000

                 INVATEC ANNOUNCES AGREEMENT TO BE ACQUIRED BY
                             FLOWSERVE CORPORATION

     HOUSTON, TEXAS, NOVEMBER 18, 1999 -- INNOVATIVE VALVE TECHNOLOGIES, INC. ("INVATEC") (OTCBB:IVTC) Invatec today announced that it has executed an agreement providing for the acquisition of Invatec by Flowserve Corporation ("Flowserve") (NYSE: "FLS"). Under the agreement, Flowserve will, within five business days, commence a tender offer for all shares of Invatec Common Stock at a price of $1.62 per share.

     The transaction was unanimously approved by the Invatec Board of Directors and is expected to close in early January 2000. "The combination of Flowserve and Invatec represents an excellent strategic fit," said Charles F. Schugart, Invatec's President. "The two companies share a similar vision of expanding their service and repair capabilities. This transaction will provide substantial synergies and serve as an important step in carrying those visions forward."

     The transaction is subject to certain conditions, including a majority of the outstanding shares of Invatec being validly tendered and not withdrawn prior to the expiration of the tender offer, compliance with certain covenants, no material adverse change having occurred and the expiration of all applicable waiting periods under the federal antitrust law.

     Flowserve, based in Dallas, Texas, is one of the world's leading providers of industrial flow management services. The company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators and provides a range of flow management services.

     Invatec is one of the largest providers of comprehensive repair, maintenance and distribution services for industrial valves, piping systems, instrumentation and related process system components, with a network of 66 sales and service locations.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of Invatec and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.